                                    EXHIBIT 5

                                               [WORTHINGTON INDUSTRIES LOGO]

October 9, 2003


The Board of Directors of
Worthington Industries, Inc.
1205 Dearborn Drive
Columbus Ohio  43085


Gentlemen:


I am familiar with the proceedings taken and proposed to be taken by Worthington Industries, Inc., an Ohio corporation (the "Company"), in connection with the institution of the Worthington Industries, Inc. 2003 Stock Option Plan (the "Plan"); the granting of options to purchase common shares, without par value ("Common Shares"), of the Company under the terms of the Plan; and the issuance and sale of Common Shares of the Company upon exercise of options granted and to be granted under the Plan. I have collaborated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission for the registration of 7,000,000 Common Shares of the Company, under the Securities Act of 1933, as amended, (the "1933 Act"), for the purpose of offering such Common Shares pursuant to the Plan to employees of the Company or its subsidiaries ("Optionees"). In connection therewith, I have examined, among other things, such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.


Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Ohio;

2. When options with respect to the 7,000,000 Common Shares covered by the Registration Statement have been granted to eligible participants pursuant to the Plan, such options, will be legally constituted and binding obligations of the Company in accordance with their terms; and

3. When the 7,000,000 Common Shares have been issued and delivered by the Company upon the exercise of options granted under the Plan against payment of the purchase price therefor, in accordance with the terms of the Plan and any award agreements entered into by participants in the Plan with the Company as contemplated by the terms of the Plan, such Common Shares will be validly issued and outstanding, fully paid and non-assessable, assuming compliance with applicable Federal and state securities laws.

The Board of Directors              -Page Two-                   October 9, 2003







I am a member of the Bar of the State of Ohio and do not purport to be an expert in the laws of any jurisdiction other than the laws of the State of Ohio, including the applicable provisions of the Ohio Constitution and the reported judicial decisions interpreting those laws, and the United States of America.

I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference to me therein. By giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,


/s/Dale T. Brinkman

Dale T. Brinkman
Vice President-Administration,
General Counsel and Secretary